Exhibit 5.1

Hunton Andrews Kurth LLP 2200 Pennsylvania Avenue, N.W. Washington, DC 20037-1701 Tel 202-955-1500 Fax 202-778-2201

File No: 85287.010002

May 31, 2018

The Hershey Company
100 Crystal A Drive
Hershey, Pennsylvania 17033

Ladies and Gentlemen:

We have acted as special counsel to The Hershey Company, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of an indeterminate amount of debt securities (the “Securities”). The Securities may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus and pursuant to Rule 415 under the Securities Act.

The Securities will be issued under an indenture dated as of May 14, 2009 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

We have examined the Registration Statement, an executed copy of the Indenture and the form of debt security representing the Securities, which have been filed with the Commission as exhibits to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of the Company’s Restated Certificate of Incorporation, as amended, the Company’s By-laws, as amended and restated as of February 21, 2017, the resolutions of the Board of Directors of the Company authorizing the registration of the Securities and such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

ATLANTA AUSTIN BANGKOK BEIJING BOSTON BRUSSELS CHARLOTTE DALLAS DUBAI HOUSTON LONDON LOS ANGELES
MIAMI NEW YORK NORFOLK RALEIGH/DURHAM RICHMOND SAN FRANCISCO THE WOODLANDS TYSONS WASHINGTON, DC
www.HuntonAK.com

The Hershey Company
May 31, 2018

In rendering the opinion set forth below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of signatures and (v) the due authorization, execution and delivery of all documents by all parties (other than the Company) and (vi) the validity, binding effect and enforceability of all documents (other than the validity, binding effect and enforceability thereof upon the Company).

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that assuming (a) the taking of all necessary corporate action to approve the issuance and terms of the Securities, the terms of the offering thereof and related matters by the Board of Directors of the Company, a duly constituted and acting committee of such Board or duly authorized officers of the Company (such Board of Directors, committee or authorized officers being referred to herein as the “Board”) and (b) the due execution, authentication, issuance and delivery of the Securities, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and otherwise in accordance with the provisions of the Indenture and such agreement, the Securities will constitute binding obligations of the Company enforceable against the Company in accordance with their terms and the terms of the Indenture.

Our opinion set forth above is qualified to the extent that enforceability is subject to (i) bankruptcy, insolvency, reorganization, arrangement, moratorium, and other similar laws relating to or affecting the rights of creditors generally, including without limitation fraudulent conveyance or transfer laws (including but not limited to the common law trust fund doctrine and Section 548 of the United States Bankruptcy Code), and preference and equitable subordination laws and principles; (ii) general principles of equity (whether considered in a proceeding at law or in equity); and (iii) concepts of materiality, unconscionability, reasonableness, impracticability or impossibility of performance, good faith and fair dealing.

We do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading “Legal Matters” therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Sincerely,

/s/ Hunton Andrews Kurth LLP

ATLANTA AUSTIN BANGKOK BEIJING BOSTON BRUSSELS CHARLOTTE DALLAS DUBAI HOUSTON LONDON LOS ANGELES
MIAMI NEW YORK NORFOLK RALEIGH/DURHAM RICHMOND SAN FRANCISCO THE WOODLANDS TYSONS WASHINGTON, DC
www.HuntonAK.com